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Exhibit 99.1

NEWS RELEASE
Contact:	Alan Hill SI International 703-905-1718 alan.hill@si-intl.com

SI International Announces Initial Public Offering

        MCLEAN, VIRGINIA—November 12, 2002—SI International, Inc. (Nasdaq: SINT) announced today that its initial public offering of 4,350,000 shares of common stock was priced at $14 per share. The shares will commence trading today on the Nasdaq National Market under the symbol "SINT." Of the shares being offered, 3,850,000 are being sold by SI International and 500,000 are being sold by the selling stockholders.

        Wachovia Securities and Legg Mason Wood Walker are the co-lead manager underwriters of the offering, and BB&T Capital Markets is serving as a co-manager of the offering. The underwriters have an option to purchase a maximum of 652,500 additional shares of common stock to cover any over-allotments of shares.

        Copies of the final prospectus relating to the offering may be obtained from Wachovia Securities, 7 St. Paul Street, First Floor, Baltimore, Maryland 21202.

        This news release shall not constitute an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

        About SI International: SI International is a provider of information technology and network solutions primarily to the federal government. The company combines technological and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.

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        This news release contains various remarks about the future expectations, plans and prospects of SI International, Inc. that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. The actual results of SI International, Inc. may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the Risk Factors section of the registration statement on Form S-1 filed by SI International, Inc. with the Securities and Exchange Commission and available directly from the Securities and Exchange Commission's website at www.sec.gov.

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  Exhibit 99.1